Exhibit 10.13(a)
ZipRealty, Inc. Amended and Restated Management Incentive Plan — Fiscal Year 2006
General Purpose: This ZipRealty, Inc. (“Company”) Amended and Restated Management Incentive Plan — Fiscal Year 2006 (this “Plan”) is designed to motivate and retain the Company’s Management (defined below) to achieve the Company’s financial and operational goals for Fiscal Year 2006, as well as to retain such persons in the employ of the Company. The purpose of this Plan is to respond to challenging market conditions by (i) lowering the performance hurdles in recognition of the difficult market environment; (ii) lowering potential bonus targets that can be earned; and (iii) broadening the scope of the plan to include all full-time corporate employees, including those below the manager level. This Plan supersedes and replaces the previous ZipRealty Inc. Management Incentive Plan — Fiscal Year 2006 which was outlined in a 10-K filing on March 16, 2006.
Duration: This Plan will be in effect for the Company’s fiscal year ending December 31, 2006 (“Fiscal Year 2006”), meaning that the performance period determining whether bonuses will be paid upon satisfaction of performance objectives is Fiscal Year 2006 (though such payments, if earned, will be made following the end of this Fiscal Year as set forth below).
Plan Administrator: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer this Plan with respect to participating persons who are executive officers of the Company, and the Company’s President and/or Chief Executive Officer, in consultation with the Committee, shall administer this Plan with respect to other participants (as applicable, the “Administrator”).
Eligible Persons: For the purposes of this Plan, “Management” includes, with the exception of the Company’s Chief Executive Officer, all employees of the Company holding the position of Vice President or higher, and all headquarters-based full-time “Exempt” (pursuant to federal and state wage and hour law) employees, in each case, and as a condition to such each such person earning and becoming entitled to any bonus payment hereunder, provided that such person is employed by the Company both (i) on December 31, 2006, and (ii) on the date following the end of Fiscal Year 2006 on which the Plan Administrator completes its review of Fiscal Year 2006 performance and approves the payment of bonuses under this Plan. “Management” specifically excludes all District Directors, District Managers and all other employees not specifically identified above in this paragraph. The Company’s Chief Executive Officer will not participate under this Plan but, rather, will receive any incentive bonus for Fiscal Year 2006 pursuant to the terms of Section 3.b of his August 24, 2006 offer letter with the Company.
Proration: In the sole discretion of the Administrator, a pro-rated incentive bonus may be paid under this Plan for any member of Management who became eligible to participate in the Plan after the beginning of Fiscal Year 2006.
Incentive Pool Requirement: The Committee will establish an incentive pool of funds available for payout under this Plan only if the Company achieves both (i) the minimum revenue threshold and (ii) the minimum earnings threshold, which together if both achieved constitute “Threshold Performance,” at levels determined by the Committee on adoption of this plan. Should the Company meet or exceed Threshold Performance, a bonus pool shall be established and paid out in accordance with the methodology set out in this Plan. Note that the minimum earnings threshold shall be based upon a targeted level of pro forma earnings, which is a measure used by the company in certain of its public disclosures to measure performance which consists of net income plus certain non-cash or non-recurring items, such as stock compensation expenses, non-cash income taxes, and certain non-recurring expense items.
Incentive Eligibility: Subject to the terms and conditions of this Plan, members of Management (excluding non-“Exempt” employees) will be eligible to receive payment of a bonus amount (the “Target Incentive Amount”), determined as a percentage of such individual’s annual base salary at December 31, 2006 (“Base Salary”), upon the Company’s achievement of Threshold Performance and, with respect to any member of Management, upon that member’s achievement of a total Success Profile rating for 2006 of 2.0 or higher (on a 3.0 point scale):

Position	Target Incentive Amount at Achievement of Threshold Performance (“Target Incentive Percentage”)
President	17.5% of Base Salary
EVP, SVP	15.0% of Base Salary
VP	12.5% of Base Salary
HQ Directors	8.0% of Base Salary
HQ Managers	5.0% of Base Salary
Other Full-Time HQ Employees	2.5% of Base Salary

Performance Adjustment: To provide a mechanism to reward outstanding performers, subject to not exceeding the aggregate payout amount established by this Plan, the Administrator will have the discretion to adjust any individual participant’s Target Incentive Amount as a result of individual performance for Fiscal Year 2006 (the “Adjusted Incentive Amount”) by reducing or increasing such amount otherwise determined as set forth in the above tables by up to 10 percentage points.
Calculation and Approval. An individual’s Target or Adjusted Incentive Amount, as determined in the manner set forth above, is that individual participant’s “Actual Incentive” with respect to Fiscal Year 2006. All calculations of each participant’s Actual Incentive must be approved by the Administrator with respect to such participant and the total amount of the aggregate incentive pool to be paid hereunder to all participants must be approved by the Committee after such consultation with the Board as it deems appropriate.
Payouts: All amounts, if any, to be paid out hereunder shall be paid by March 14, 2007, following determination by the Committee that there shall be a pool from which to make such payments with respect to Fiscal Year 2006.
Future Incentive Periods: This Plan is in effect only with respect to Fiscal Year 2006. Nothing in this Plan provides for or implies the establishment or payment of any bonuses with respect to future periods.
Merger or Acquisition: The Board of Directors may modify this Plan, including terminate it without making payments hereunder, with respect to Fiscal Year 2006 in its sole discretion in the event of a merger or acquisition of the Company.
Administration: The Committee has sole and exclusive discretionary authority to interpret this Plan and adopt such rules and regulations for carrying out this Plan as it deems necessary and appropriate. Decisions by the Committee are final and binding on all parties to the maximum extent allowed by law.
Employment is Terminable At Will: Nothing in this Plan will interfere with or limit in any way the right of the Company or the right of any individual to terminate the employment relationship at any time, with or without cause.

General Terms and Conditions: Amounts to be paid under this Plan will be paid from the general funds of the Company. Nothing in this Plan will be construed to create a trust or establish any evidence of any individual’s claim of any right to payment other than as an unsecured general creditor of the Company. All payments will be made in the currency in which the individual is regularly paid and will be subject to the satisfaction of applicable federal, state, local or similar income withholding requirements and to any employment tax withholding requirements. The Company shall withhold all applicable amounts required by law from any payments hereunder.
Governing Law; Severability: This Plan will be construed, administered and governed in all respects in accordance with the internal laws of the State of California. In the event that any provision of this Plan is held illegal or invalid for any reason, such holding will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if the illegal and invalid provision had not been included.
Entire Agreement. This Plan, and any resolutions of the Compensation Committee amending the Plan, is the entire understanding between the Company and any participant regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary or affiliate, or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.